Exhibit 2

ASSABET VALLEY BANCORP

PLAN OF CONVERSION

TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION – BUSINESS PURPOSE		1

ARTICLE 2. DEFINITIONS		3

ARTICLE 3. GENERAL PROCEDURE FOR CONVERSION		10
3.1.	Preconditions to Conversion	10
3.2.	Submission of Plan to Commissioner and FRB	11
3.3.	Special Meeting of Corporators to Approve the Plan	11
3.4.	Completion of Conversion and Offering; Stock Holding Company Charter and Bylaws	11
3.5.	Bank Charter and Bylaws	11
3.6.	Conversion Procedures	12
3.7.	Conversion to Stock Holding Company	12
3.8.	Offer and Sale of Holding Company Common Stock	12

ARTICLE 4. ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION		13
4.1.	Establishment of the Foundation	13
4.2.	Purposes of the Foundation; Charitable Contributions	13
4.3.	Board of Directors of the Foundation	14

ARTICLE 5. SHARES TO BE OFFERED		14
5.1.	Holding Company Common Stock	14
5.2.	Independent Valuation, Purchase Price and Number of Shares.	14

ARTICLE 6. SUBSCRIPTION RIGHTS AND ORDERS FOR COMMON STOCK		16
6.1.	Distribution of Prospectus	16
6.2.	Order Forms	16
6.3.	Undelivered, Defective, Early or Late Order Form; Insufficient Payment	17
6.4.	Payment for Stock	17

ARTICLE 7. STOCK PURCHASE PRIORITIES AND OFFERING ALTERNATIVES		19
7.1.	Priorities for Offering	19
7.2.	Certain Determinations	19
7.3.	Minimum Purchase; No Fractional Shares	19
7.4.	Overview of Priorities	19
7.5.	Priorities for Subscription Offering	19
7.6.	Priorities for Direct Community Offering	21
7.7.	Syndicated Community Offering or Firm Commitment Underwritten Offering	23

ARTICLE 8. ADDITIONAL LIMITATIONS ON PURCHASES		23
8.1.	General	23
8.2.	Individual Maximum Purchase Limit	23
8.3.	Group Maximum Purchase Limit	24

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8.4.	Purchases by Officers, Directors, Trustees and Corporators	24
8.5.	Special Rule for Tax-Qualified Employee Plans	24
8.6.	Illegal Purchases	25
8.7.	Rejection of Orders	25
8.8.	Subscribers in Non-Qualified States or in Foreign Countries	25
8.9.	No Offer to Transfer Shares	25
8.10.	Confirmation by Purchasers	25

ARTICLE 9. POST OFFERING MATTERS		26
9.1.	Stock Purchases After the Conversion	26
9.2.	Resales of Stock by Management Persons	26
9.3.	Stock Certificates	26
9.4.	Restriction on Financing Stock Purchases	26
9.5.	Stock Benefit Plans	26
9.6.	Market for Holding Company Common Stock	27
9.7.	Establishment of Liquidation Accounts	27
9.8.	Payment of Dividends	30
9.9.	Repurchase of Stock	30
9.10.	Conversion Expenses	30
9.11.	Public Inspection of Conversion Application	31
9.12.	Enforcement of Terms and Conditions	31
9.13.	Voting Rights in Converted Stock Holding Company	31
9.14.	Restrictions on Acquisition of Bank and Stock Holding Company	31

ARTICLE 10. MISCELLANEOUS		32
10.1.	Interpretation of Plan	32
10.2.	Amendment or Termination of the Plan	33

EXHIBITS

Exhibit 1	Form of Agreement of Merger between Assabet Valley Bancorp and AVBHM Interim Merger Subsidiary, Inc.

Exhibit 2	Form of Agreement of Merger between AVBHM Interim Merger Subsidiary, Inc. and Avidia Bancorp, Inc.

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ASSABET VALLEY BANCORP

PLAN OF CONVERSION

ARTICLE 1.

Introduction – Business Purpose

This Plan of Conversion (the “Plan”) provides for the conversion and reorganization of Assabet Vallet Bancorp, a Massachusetts-chartered mutual holding company (the “MHC”), into the capital stock form of organization and for all steps incident or necessary thereto (the “Conversion”). Currently, the MHC owns 100% of the outstanding common stock of Avidia Bank, a Massachusetts-chartered savings bank (the “Bank”). The Bank’s headquarters is in Hudson, Massachusetts. Capitalized terms used but not defined in this Article 1 shall have the respective meanings set forth in Article 2 hereof.

The Plan, which has been adopted by both the Board of Trustees of the MHC and the Board of Directors of the Bank (collectively, the “Boards of Directors”), is to be carried out under the laws of the Commonwealth of Massachusetts, applicable regulations of the Massachusetts Division of Banks (the “Division”) and applicable regulations of the Board of Governors of the Federal Reserve System (the “FRB”), and other applicable laws and regulations. The Board of Directors of the MHC currently contemplates that, following the Conversion, all of the outstanding capital stock of the Bank will be owned by a Maryland-chartered corporation (the “Stock Holding Company”) and that the Stock Holding Company will issue and sell shares of its common stock (the “Holding Company Common Stock”) in a Subscription Offering upon the terms and conditions set forth in the Plan to Eligible Account Holders, Supplemental Eligible Account Holders (if any), Tax-Qualified Employee Plans established by the Bank or the Stock Holding Company, according to the respective priorities set forth in the Plan. Any shares not subscribed for in the Subscription Offering may be offered for sale to certain members of the public directly by the Stock Holding Company through a Direct Community Offering and/or a Syndicated Community Offering. Alternatively, any shares not subscribed for in the Subscription Offering and any Direct Community Offering may be offered for sale in a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators. All sales of Holding Company Common Stock in a Direct Community Offering, in a Syndicated Community Offering, in a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Board of Directors of the MHC and the Board of Directors of the Stock Holding Company.

The Plan is subject to the approval of various regulatory agencies, and, must be approved, pursuant to the applicable Regulations, by (i) a majority of the total votes of the Corporators and (ii) a majority of the independent Corporators who shall not constitute less than 60% of all Corporators that, in each case, are eligible to be cast, unless otherwise approved by the FRB, with such Corporator vote occurring at the annual meeting or at a special meeting of Corporators called for such purpose. By voting to approve the Plan, the Corporators will also be approving all steps necessary or incidental to effect the Conversion, including the Merger, and will additionally be voting to adopt and approve the articles of incorporation and bylaws for the Stock Holding Company, and the stock charter and bylaws of the Bank, to the extent they are amended in connection with the Conversion.

The Conversion is to be effectuated as follows, or in any other manner that is consistent with the purposes of the Plan and applicable laws and regulations. The MHC will establish a Massachusetts stock corporation (the “Massachusetts Stock Company”) as a first-tier stock subsidiary. The MHC will merge with and into the Massachusetts Stock Company with the Massachusetts Stock Company as the resulting entity pursuant to Section 7(3) of Chapter 167H of the Massachusetts General Laws and the Agreement and Plan of Merger attached hereto as Exhibit 1 (the “MHC Merger”). As part of the MHC Merger, shares of Massachusetts Stock Company common stock owned by the MHC will be canceled and all persons holding liquidation rights in the MHC will constructively receive, without further action on the part of such persons, liquidation rights in the Massachusetts Stock Company in exchange for their liquidation rights in the MHC. Immediately after the MHC Merger, the Massachusetts Stock Company will merge with and into the Stock Holding Company, with the Stock Holding Company as the resulting entity (the “Merger”), pursuant to the Agreement and Plan of Merger attached hereto as Exhibit 2. As part of the Merger, the liquidation rights held by the persons in the Massachusetts Stock Company pursuant to the MHC Merger will automatically, without further action on the part of such persons, be exchanged for an interest in the Stock Holding Company Liquidation Account in exchange for such liquidation rights in the Massachusetts Stock Company. As a result of the Merger, the Bank will become the wholly-owned subsidiary of the Stock Holding Company. Immediately after the Merger, the Stock Holding Company will offer for sale shares of Holding Company Common Stock in the Offering (the “Offering Shares”). The Stock Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

The foregoing is subject to modification as necessary to address tax or regulatory considerations. Upon the Conversion, Eligible Account Holders and the Supplemental Eligible Account Holders (if a Supplemental Eligibility Record Date is established) will be granted interests in the liquidation account to be established by the Bank and the Stock Holding Company pursuant to Section 9.7 hereof.

The business purpose of the Conversion is to better position the Bank to: remain an independent community bank by providing the Bank and the Stock Holding Company with enhanced capital resources and financial strength to respond to changing regulatory and market conditions; support future lending in an orderly and diligent manner, including, in particular, commercial lending; better enable the Bank to compete for, originate and retain larger loans and maintain larger lending relationships, particularly loans and relationships in the Bank’s local community, thereby allowing the Bank to maintain a reputation as a locally managed community lender; continue to invest in new technologies and personnel that will enable the Bank to expand and enhance its products and services; support the Bank’s banking franchise as opportunities arise through targeted de novo branching and/or branch acquisitions; attract and retain qualified personnel by enabling the Bank and Stock Holding Company to establish stock-based benefit plans for management and employees that will give them an opportunity to share in the Bank’s long-term success; enhance the Bank’s community ties by providing customers and members of the Bank’s community with the opportunity to acquire an ownership interest in the Bank through the Stock Holding Company; and establish a charitable foundation to support charitable organizations operating in the Bank’s local communities now and in the future and fund the charitable foundation with shares of Holding Company Common Stock and cash. In addition, after the Conversion, the Stock Holding Company will have the ability to issue additional shares of its common stock to raise additional capital or to issue in connection with mergers or acquisitions, although no additional capital issuance and no specific mergers or acquisitions are planned or contemplated at the present time. In addition, stock ownership by officers and other employees of banks which have converted into a stock holding company structure has proven to be an effective performance incentive and a means of attracting and retaining qualified personnel. The Boards of Directors believe that this will also be an important incentive which will allow the Bank to compete after the Conversion to attract and retain critical talent for the Bank. The Boards of Directors and senior management also believe that the Conversion will be beneficial to the communities within the Bank’s primary market area. The Conversion will provide local customers and other residents with an opportunity to become equity owners of the Stock Holding Company, and thereby participate in the possible stock price appreciation and cash dividends, which is consistent with the objective of being a locally owned financial institution servicing local financial needs. The Boards of Directors and management believe that, through expanded local stock ownership, current customers and non-customers who purchase Conversion Stock will seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank. Finally, the establishment and funding of a charitable foundation will complement the Bank’s existing community reinvestment activities now and in the future and allow the Bank’s local community to share in the Bank’s financial success as a community-based financial institution.

The Bank became a stock-form subsidiary of the MHC when the Bank reorganized into the mutual holding company structure in 1997. Accordingly, the Conversion will not affect the corporate existence of the Bank. The Bank’s business and operations will not be affected or interrupted by the Conversion, and the Bank will continue as the same legal entity after the Conversion. The deposit accounts and loan accounts of the Bank’s customers will not be affected by the Conversion. Upon the Conversion, each deposit account holder of the Bank will continue to hold exactly the same deposit account as the holder held immediately before the Conversion, and such deposit account holder shall have all of the same rights and privileges after the Conversion. All deposit accounts in the Bank following the Conversion will continue to be insured up to the legal maximum by the Deposit Insurance Fund of the FDIC and the Depositors Insurance Fund, the private industry-sponsored insurance fund in Massachusetts that insures all deposits at the Bank for amounts in excess of FDIC coverage limits, in the same manner as such deposit accounts were insured immediately before the Conversion. There will be no change in the Bank’s loans. The Conversion will not result in any reduction of the Bank’s reserves or net worth.

ARTICLE 2.

Definitions

As used in the Plan, the terms set forth below have the following meanings:

Account Holder. Any Person holding a Deposit Account in the Bank.

Acting in Concert. The term “Acting in Concert” means Persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the MHC or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegate(s) chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies; provided, however, that the determination of whether a group is Acting in Concert remains subject to review by the Division. Persons living at the same address, whether or not related, will be deemed to be Acting in Concert unless otherwise determined by the Board or such delegate(s). Directors of the MHC, the Stock Holding Company and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

Affiliate. An “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

Application. The application, including a copy of the Plan, submitted by the MHC to the Commissioner for approval of the Conversion.

Associate. The term “Associate,” when used to indicate a relationship with any Person, means: (a) any corporation or organization (other than the Bank, the Stock Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is an Officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (c) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the MHC, the Stock Holding Company, or the Bank; and (d) any Person Acting in Concert with any of the Persons or entities specified in clauses (a) through (c) above; provided, however, that (i) any Tax-Qualified Employee Plan shall not be deemed to be an Associate of any Director or Officer of the Bank for the purposes of Section 8.4 hereof, and (ii) any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an Associate of any Director or Officer of the MHC, the Stock Holding Company, or the Bank for any other purpose to the extent provided in the Plan. When used to refer to a Person other than a Director or Officer of the MHC, the Stock Holding Company, or the Bank, the MHC, the Stock Holding Company, or the Bank, as applicable, may determine in its sole discretion the Persons that are Associates of other Persons; provided, however, that the determination of whether Persons are Associates remains subject to review by the Commissioner. Directors and Corporators of the MHC and Directors of the Stock Holding Company or the Bank shall not be deemed to be Associates solely as a result of their membership on such board or boards.

Bank. Avidia Bank.

Bank Liquidation Account. The account established in the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders (if any) in connection with the Conversion.

Bank Regulators. The Commissioner, the FRB and other bank regulatory agencies, if any, responsible for reviewing and approving the Conversion, including the ownership of the Bank by the Stock Holding Company and the merger required to effect the Conversion.

BHCA. The Bank Holding Company Act of 1956, as amended.

Code. The Internal Revenue Code of 1986, as amended.

Commissioner. The Commissioner of Banks of the Commonwealth of Massachusetts.

Community Offering. A Direct Community Offering and/or a Syndicated Community Offering.

Control (including the terms “controlling”, “controlled by”, and “under common control with”). The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

Conversion. The Conversion of the MHC to stock form pursuant to the Plan, and all steps incident or necessary thereto.

Conversion Shares. The Offering Shares and the Foundation Shares.

Corporator. A corporator, as defined in Title 209, Section 33.02 of the Code of Massachusetts Regulations, of the MHC.

Deposit Account. Any withdrawable deposit account offered by the Bank, including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plan, SEPs and Individual Retirement Accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies, certain escrow accounts, or trust department accounts held separately from deposit accounts in accordance with Section 4 of Chapter 167G of the Massachusetts General Laws.

Direct Community Offering. The offering for sale directly by the Stock Holding Company of Holding Company Common Stock (a) to the Local Community, as provided in Section 7.6 of the Plan, with preference given to natural persons residing in the Local Community, and then (b) to the public at large. The Direct Community Offering may be conducted simultaneously with the Subscription Offering.

Director. A trustee of the MHC or a director of the Bank or the Stock Holding Company, as the context may dictate.

Division. The Division of Banks of the Commonwealth of Massachusetts.

Eligible Account Holder. Any Person holding a Qualifying Deposit as of the close of business on the Eligibility Record Date.

Eligibility Record Date. December 31, 2023, the date for determining who qualifies as an Eligible Account Holder.

Employee. All Persons who are employed by the Bank or the MHC. The term “Employee” does not include a Director or Officer.

Employee Plan. Any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Benefit Plan.

ESOP. The employee stock ownership plan to be established by the Bank.

Estimated Valuation Range. The range of the estimated consolidated pro forma market value of the Stock Holding Company, which shall also be equal to the range of the estimated pro forma market value of the aggregate Conversion Shares to be issued in the Conversion. The Estimated Valuation Range shall be based on the Independent Valuation determined by the Independent Appraiser before the Subscription Offering, as it may be amended from time to time thereafter. The Independent Valuation of the pro forma market value of the Stock Holding Company established by the Independent Appraiser shall form the midpoint of the Estimated Valuation Range. The maximum of the Estimated Valuation Range may vary as much as 15% above the midpoint of the Estimated Valuation Range (the “Maximum of the Estimated Valuation Range”) and 15% below the midpoint of the Estimated Valuation Range. The Maximum of the Estimated Valuation Range may be increased by up to 15% after the commencement of the Offering to reflect changes in demand for the Holding Company Common Stock or changes in market conditions.

Exchange Act. The Securities Exchange Act of 1934, as amended.

FDIC. The Federal Deposit Insurance Corporation.

Firm Commitment Underwritten Offering. The offering, at the sole discretion of the Stock Holding Company, of Offering Shares not subscribed for in the Subscription Offering and any Direct Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and the Direct Community Offering, if any.

Foundation. A charitable foundation established and funded by the Bank and the Stock Holding Company in connection with the Conversion as contemplated by Article 4 hereof. The Foundation will qualify as an exempt organization under Section 501(c)(3) of the Code.

Foundation Shares. Shares of Stock Holding Company Common Stock to be issued to the Foundation in connection with the Conversion.

FRB. The Board of Governors of the Federal Reserve System, including the Federal Reserve Bank of Boston.

FRB Applications. The FRB Conversion Application to be submitted to the FRB by the MHC and the Holding Company Application to be submitted to the FRB by the Stock Holding Company.

FRB Conversion Application. The FRB Conversion Application seeking the FRB’s prior approval of, or non-objection to, the MHC’s conversion from mutual to stock form.

Group Maximum Purchase Limit. The limitation on the purchase of shares of Holding Company Common Stock established by Section 8.3 hereof, as such limit may be increased pursuant to said Section 8.3.

Holding Company Application. The Holding Company Application on Form FR Y-3 for the FRB’s prior approval of the Stock Holding Company’s acquisition of the Bank.

Holding Company Common Stock. The Holding Company Common Stock to be issued by the Stock Holding Company in the Conversion.

Independent Appraiser. The appraiser retained by the MHC to prepare an independent appraisal of the pro forma market value of the Stock Holding Company.

Independent Valuation. The independent valuation of the pro forma market value of the Stock Holding Company, as determined by the Independent Appraiser.

Individual Maximum Purchase Limit. The limitation on the purchase of shares of Holding Company Common Stock established by Section 8.2 hereof, as such limit may be increased pursuant to said Section 8.2.

Information Statement. The information statement required to be sent to the Corporators in connection with the Special Meeting of Corporators.

Local Community. The following Massachusetts cities and towns:

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In Middlesex County: Acton, Ashland, Ayer, Bedford, Boxborough, Concord, Framingham, Holliston, Hopkinton, Hudson, Lincoln, Littleton, Marlborough, Maynard, Natick, Sherborn, Shirley, Stow, Sudbury, Wayland, and Weston; and

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In Worcester County: Auburn, Berlin, Bolton, Boylston, Clinton, Fitchburg, Gardner, Grafton, Harvard, Holden, Hopedale, Lancaster, Leominster, Lunenburg, Milford, Millbury, Northbridge, Northborough, Princeton, Shrewsbury, Southborough, Sterling, Sutton, Upton, West Boylston, Westborough, Westminster, and Worcester.

Marketing Agent. The broker-dealer or party responsible for organizing and managing the sale of the Holding Company Common Stock.

Market Maker. A broker-dealer who, with respect to a particular security: (a)(i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system, or (ii) furnishes bona fide competitive bid and offers quotations on request; and (b) is ready, willing and able to effect transactions in reasonable quantities at its quoted prices with other brokers or dealers.

MHC. Assabet Valley Bancorp, a Massachusetts-chartered mutual holding company that owns 100% of the outstanding common stock of the Bank.

Non-Tax-Qualified Employee Benefit Plan. Any defined benefit plan or defined contribution plan which is not qualified under Section 401 of the Code.

Offering. The Subscription Offering, the Direct Community Offering, if any, the Syndicated Community Offering, if any, and the Firm Commitment Underwritten Offering, if any.

Offering Range. The range of the number of shares of Holding Company Common Stock offered for sale in the Offering. The Offering Range will be equal to the Estimated Valuation Range divided by the Subscription Price, adjusted for the Foundation Shares.

Offering Shares. Shares of Holding Company Common Stock offered and sold in the Offering.

Officer. The Chairman of the Board, the President, any officer of the level of vice president or above (but not an assistant vice president, second vice president, or other vice president having authority similar to an assistant or second vice president), the Clerk and the Treasurer of the Bank, the MHC or the Stock Holding Company, as the case may be.

Order Form. Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Person under this Plan and by which any such Person may make elections regarding subscriptions for Offering Shares.

Participant. Any Eligible Account Holder, Supplemental Eligible Account Holder or Tax-Qualified Employee Plan.

Person. An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts, SEPs and Keogh Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

Plan. This Plan of Conversion (including the exhibits hereto), as it may hereafter be amended in accordance with its terms.

Qualifying Deposit. The aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder (if any) as of the close of business on the Supplemental Eligibility Record Date (if required), as the case may be; provided, however, that, in either case, such aggregate balance is not less than $50.

Range Maximum. The number of Offering Shares that is 15% above the midpoint of the Offering Range.

Range Minimum. The number of Offering Shares that is 15% below the midpoint of the Offering Range.

Regulations. The regulations of the Division regarding mutual-to-stock conversions of mutual holding companies and the regulations of the FRB (to the extent deemed applicable by the FRB).

Resident. Any Person who occupies a dwelling within the Local Community, has a present intent to remain within the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters of such Person must be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The MHC may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the MHC. A Participant must be a “resident” of the Local Community for purposes of determining whether such Person “resides”, or is “residing”, in the Local Community as such term is used in this Plan.

SEC. United States Securities and Exchange Commission.

Special Meeting of Corporators. The Special Meeting of Corporators called for the purpose of voting on the Plan, which may be the Annual Meeting of Corporators.

Stock Holding Company. The stock-form holding company that (a) will be a Maryland corporation known as Avidia Bancorp, Inc., (b) will issue Holding Company Common Stock in the Conversion and (c) will own 100% of the common stock of the Bank upon consummation of the Conversion.

Stock Holding Company Liquidation Account. The account established by the Stock Holding Company representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders (if any) in connection with the Conversion in exchange for their interests in the MHC immediately before the Conversion.

Subscription Offering. The offering of Holding Company Common Stock for subscription by Persons holding subscription rights pursuant to the Plan.

Subscription Price. The price per Offering Share to be paid by Participants and others in the Offering. The Subscription Price will be determined by the Board of Trustees of the MHC and the Board of Directors of the Stock Holding Company and fixed before the commencement of the Subscription Offering.

Subsidiary. A company controlled by another company, either directly or indirectly through one or more subsidiaries.

Supplemental Eligible Account Holder. Any Person holding a Qualifying Deposit as of the close of business on the Supplemental Eligibility Record Date (if established).

Supplemental Eligibility Record Date. If the Eligibility Record Date is more than 15 months before the date of the latest amendment to the Application filed before approval of the Application by the Commissioner, a Supplemental Eligibility Record Date shall be established for determining who qualifies as a Supplemental Eligible Account Holder. The Supplemental Eligibility Record Date is February 28, 2025.

Syndicated Community Offering. The offering, at the sole discretion of the Holding Company, of Offering Shares not subscribed for in the Subscription Offering and the Direct Community Offering, to members of the general public through a syndicate of broker-dealers. At the discretion of the Stock Holding Company, the offering of Holding Company Common Stock following or contemporaneously with the Direct Community Offering through a syndicate of broker-dealers.

Tax-Qualified Employee Plan. Any defined benefit plan or defined contribution plan (including the ESOP, any stock bonus plan, profit-sharing plan, 401(k) plan or other plan) of the Bank, the Stock Holding Company, the MHC or any of their Affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Code.

Voting Record Date. The date fixed by the Board of Trustees of the MHC for determining eligibility to vote at the Special Meeting of Corporators.

ARTICLE 3.

General Procedure for Conversion

3.1. Preconditions to Conversion. The Conversion is expressly conditioned upon prior occurrence of the following:

3.1.1 Approval of the Plan by the affirmative vote of (i) a majority of the total votes of Corporators and (ii) a majority of the independent Corporators who shall constitute not less than 60% of all Corporators, eligible to be cast at the annual meeting or at a special meeting called for such purpose in accordance with the MHC’s bylaws.

3.1.2 Prior receipt of the private letter rulings or opinions of counsel set forth in Section 3.2 of this Plan.

3.1.3 Approval by the Commissioner of the Application, including the Plan.

3.1.4 Approval by the FRB of the FRB Applications.

Approval of the Plan in accordance with Sections 3.1.1 above shall also constitute approval of the MHC Merger and the Merger.

3.2. Submission of Plan to Commissioner and FRB. Upon approval by at least two-thirds of all Directors of the MHC, the Plan will be submitted to the Commissioner as part of the Application, and to the FRB as part of the FRB Applications, together with a copy of the proposed Information Statement and all other material required by the Regulations, for approval by the Commissioner and the approval or non-objection of the FRB. The MHC must also receive either private letter rulings from the Internal Revenue Service and the Massachusetts Department of Revenue or opinions of its counsel as to the federal income tax consequences of the Conversion and of its tax accountants as to the Massachusetts income tax consequences of the Conversion, in either case substantially to the effect that the Conversion will not result in a taxable reorganization of the MHC, the Bank, or the Stock Holding Company under the Code. Upon a determination by the Commissioner that the Application is complete, the MHC will publish and post public announcements and notices of the Application as required by the Commissioner and the Regulations. The MHC and the Stock Holding Company will also publish any notice required in connection with the Holding Company Application and any other applications required to complete the Conversion.

3.3. Special Meeting of Corporators to Approve the Plan. Following approval of the Plan by the Commissioner, the Special Meeting of Corporators shall be scheduled in accordance with the MHC’s Bylaws. The Plan (as it may be revised in response to comments received from the Commissioner and the FRB), and any information required pursuant to the Regulations, will be submitted to the Corporators for their consideration and approval at the Special Meeting of Corporators. The MHC will mail to each Corporator a copy of the Information Statement not less than seven (7) days before the Special Meeting of Corporators. Following approval of the Plan by the Corporators, the MHC intends to take such steps as may be appropriate pursuant to applicable laws and regulations to effect the Conversion.

3.4. Completion of Conversion and Offering; Stock Holding Company Charter and Bylaws. The Boards of Directors of the MHC, the Stock Holding Company and the Bank will take all necessary steps to complete the Conversion and the Offering, including the timely filing of all necessary applications to appropriate regulatory authorities, and the filing with the SEC for review of a registration statement to register the sale and/or issuance of Conversion Shares and preliminary information materials, applications and other information in connection with the solicitation of Corporator approval of the Plan.

3.5. Bank Charter and Bylaws. The current Charter of the Bank is to be amended to add the Bank Liquidation Account.

3.6. Conversion Procedures.

3.6.1 The Conversion will be effected in any manner selected by the Board of Directors of the MHC consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Board of Directors of the MHC immediately before the consummation of the Conversion, subject to any approval required by the Bank Regulators.

3.6.2 Approval of the Plan by the Board of Directors of the MHC shall also constitute (a) approval of the formation of the Stock Holding Company as set forth herein, (b) subject to the approval of the Corporators, approval by the MHC (on its own behalf and as the sole stockholder of the Massachusetts Stock Company) of a combination, by merger or otherwise, as provided herein, of the MHC with and into the Massachusetts Stock Company, with the Massachusetts Stock Company being the surviving entity and whereby (i) the existing outstanding shares of capital stock of the Massachusetts Stock Company owned by the MHC will be canceled and all persons holding liquidation rights in the MHC will constructively receive liquidation rights in the Massachusetts Stock Company in exchange for their liquidation rights in the MHC, (c) approval by the Board of Directors of the Massachusetts Stock Company of the combination, by merger or otherwise, as provided herein, of the Massachusetts Stock Corporation with and into the Stock Holding Company, with the Stock Holding Company being the surviving entity and whereby the former holders of liquidation rights in the MHC who constructively received liquidation rights in the Massachusetts Stock Company will receive an interest in the Stock Holding Company Liquidation Account in exchange for their constructive liquidation rights in the Massachusetts Stock Company, (d) approval by the Bank to constructively issue additional shares of its common stock to the Stock Holding Company and to establish the Bank Liquidation Account in exchange for a portion of the net proceeds of the Offering, and (e) approval of any other of the transactions that are necessary to implement the Plan.

3.7. Conversion to Stock Holding Company. Upon the consummation of the Conversion, the Stock Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies under applicable laws and regulations. The Officers of the Massachusetts Stock Corporation immediately before the Conversion shall be the Officers of the Stock Holding Company immediately following the Conversion, in each case to serve until their terms of office expire and until their successors are elected and qualified. The Stock Holding Company will own 100% of the outstanding common stock of the Bank upon consummation of the Conversion in exchange for a portion of the net proceeds received from the sale of the Offering Shares and in exchange for the establishment of the Bank Liquidation Account.

3.8. Offer and Sale of Holding Company Common Stock.

3.8.1 Subject to approval of the Plan by the Corporators, and the receipt of all required regulatory approvals, the Holding Company Common Stock will be offered for sale in a Subscription Offering simultaneously to Eligible Account Holders,

Supplemental Eligible Account Holders (if any), and any Tax-Qualified Employee Benefit Plans in the manner set forth in Article 7 hereof. The Subscription Offering period will run for no less than twenty (20) days but no more than forty-five (45) days from the date of distribution of the Subscription Offering materials, unless extended by the MHC with the approval of the Commissioner and the FRB, if required. If feasible, any Offering Shares remaining may then be sold to the general public through a Direct Community Offering as provided in Article 7 hereof, which may be held either after or concurrently with the Subscription Offering.

3.8.2 If feasible, any Offering Shares remaining unsold after completion of the Subscription Offering and any Direct Community Offering may, in the sole discretion of the Stock Holding Company, be sold in a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any manner receiving the required approval of the Bank Regulators and other applicable regulatory agencies that will achieve a widespread distribution of the Holding Company Common Stock. The issuance of Holding Company Common Stock in the Subscription Offering and any Direct Community Offering will be consummated simultaneously on the date the sale of Holding Company Common Stock is consummated in any Syndicated Community Offering or Firm Commitment Underwritten Offering, and only if the required minimum number of shares of Holding Company Common Stock has been issued. The sale of all shares of Holding Company Common Stock to be sold pursuant to the Plan must be completed within forty-five (45) days after expiration of the Subscription Offering; subject to the extension of such forty-five (45) day period by the Stock Holding Company with the approval of the Commissioner and the FRB, if required. The Stock Holding Company may seek one or more extensions of such forty-five (45) day period if necessary to complete the sale of all shares of Holding Company Common Stock. If all available shares of Holding Company Common Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering or Firm Commitment Underwritten Offering and the Conversion will be consummated upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

ARTICLE 4.

Establishment and Funding of Charitable Foundation.

4.1. Establishment of the Foundation. As part of the Conversion, the Stock Holding Company intends to establish the Foundation which will qualify as an exempt organization under Section 501(c)(3) of the Code and to donate to the Foundation $1,000,000 in cash and 1,050,000 shares of Holding Company Common Stock.

4.2. Purposes of the Foundation; Charitable Contributions. The Foundation is being formed in connection with the Conversion in order to complement the Bank’s existing community reinvestment activities now and in the future and to share with the Bank’s local community a part of the Bank’s financial success as a community-based financial institution. The funding of the Foundation with the Foundation Shares accomplishes this goal because it enables the community to share in the growth and profitability of the Stock Holding Company and the Bank over the long-term.

The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Conversion Stock contributed to it by the Stock Holding Company.

The establishment of the Foundation and contribution of Conversion Stock and cash to the Foundation in connection with the Conversion will require the prior approval of the Division and the Corporators.

4.3. Board of Directors of the Foundation. The Foundation’s board of directors will include persons who are Officers or Directors of the Stock Holding Company or the Bank. For at least five (5) years after the Conversion, except for temporary periods resulting from death, resignation, removal or disqualification, at least (i) one director of the Foundation will be an independent director who is unaffiliated with the Bank or the Stock Holding Company, is from the Bank’s local community, and has experience with local community charitable organizations and grant making, and (ii) at least one director will be a person who is also a member of the Board of Directors of the Bank.

The Foundation’s board of directors will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

ARTICLE 5.

Shares to be Offered

5.1. Holding Company Common Stock. The Conversion Shares, when issued in accordance with this Plan, shall be fully paid and nonassessable. The total number of shares of Holding Company Common Stock authorized under the Stock Holding Company’s Articles of Incorporation will exceed the number of Conversion Shares issued. HOLDING COMPANY COMMON STOCK WILL NOT BE COVERED BY DEPOSIT INSURANCE.

5.2. Independent Valuation, Purchase Price and Number of Shares.

5.2.1 Independent Valuation. An Independent Appraiser shall be employed by the MHC to provide it with an Independent Valuation of the pro forma market value of the Stock Holding Company as required by the Regulations, which value shall be included in the prospectus (as described in Section 6.1 hereof) filed with the Commissioner, the FRB and the SEC. The Directors of the MHC shall review the methodology and reasonableness of the Independent Valuation. The Independent Valuation will be made by a written report to the MHC, contain the factors upon which the Independent Valuation was made and conform to procedures adopted by the Commissioner and the FRB. The Independent Valuation may be updated by the Independent Appraiser as of the closing of the transaction and as required by the

Commissioner or the FRB. The Independent Valuation of the pro forma market value of the Stock Holding Company established by the Independent Appraiser shall form the midpoint of the Estimated Valuation Range. The maximum of the Estimated Valuation Range may vary as much as 15% above the midpoint of the Estimated Valuation Range (“Range Maximum”) and 15% below the midpoint of the Estimated Valuation Range (“Range Minimum”).

5.2.2 Subscription Price. All shares sold in the Offering will be sold at a uniform price per share (the “Subscription Price”), preliminarily set at $10.00 per share, which price will be definitively determined before the commencement of the Offering. If there is a Syndicated Community Offering or Firm Commitment Underwritten Offering, the price per share at which the Holding Company Common Stock is sold in such Syndicated Community Offering or Firm Commitment Underwritten Offering shall be equal to the per share purchase price of the shares sold in the Subscription Offering and the Direct Community Offering. The aggregate purchase price for all Offering Shares will be equal to the estimated consolidated pro forma market value of the Stock Holding Company, as determined for such purpose by the Independent Appraiser, less (ii) the value of the Foundation Shares based on the Subscription Price.

5.2.3 Number of Shares. The Offering Range of Offering Shares to be offered for sale in the Offering will be determined by the Boards of Directors of the MHC and the Stock Holding Company immediately before the commencement of the Subscription Offering based on the Independent Valuation, the Estimated Valuation Range, the Subscription Price and the Foundation Shares. The Offering Range will be equal to the Estimated Valuation Range, as may be amended, divided by the Subscription Price, adjusted for the Foundation Shares. The Independent Valuation, and such number of shares, shall be subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the Commissioner and the FRB, if necessary. In particular, the total number of shares may be increased by up to 15% above the Range Maximum if the Independent Valuation is increased after the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the Holding Company Common Stock, provided that the resulting aggregate purchase price is not more than 15% above the Range Maximum.

5.2.4 Increase or Decrease in Number of Shares. The Offering Range may be increased or decreased by the Stock Holding Company, subject to the following provisions. If the number of Offering Shares ordered is below the Range Minimum, or materially above the Range Maximum, resolicitation of purchasers may be required; provided, however, that a resolicitation will not be required if the number of shares increases by up to 15% above the Range Maximum. Any such resolicitation shall be effected in such manner and within such time as the Stock Holding Company shall establish, with the approval of the Commissioner and the FRB, if required.

5.2.5 Confirmation of Valuation. Notwithstanding the foregoing, no shares of Holding Company Common Stock will be issued unless, before the consummation of the Offering, the Independent Appraiser confirms to the MHC, the Stock Holding Company, the Commissioner and the FRB (if required), that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate number of Conversion Shares sold in the Offering and contributed to the Foundation multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Stock Holding Company. If such confirmation is not received, the Stock Holding Company may cancel the Offering, extend the Offering and establish a new Subscription Price and/or Estimated Valuation Range, extend, reopen or hold a new Offering, or take such other action as the Commissioner and the FRB may permit.

ARTICLE 6.

Subscription Rights and Orders for Common Stock

6.1. Distribution of Prospectus. The Offering shall be conducted in compliance with the Regulations and applicable SEC regulations. As soon as practicable after the Stock Holding Company’s registration statement and the prospectus therein have been declared effective and/or approved for use by the SEC and the Commissioner (and the FRB if required), copies of the prospectus and order forms will be distributed to all eligible Participants in the Subscription Offering at their last known addresses appearing on the records of the Bank and the MHC for the purpose of subscribing for shares of Holding Company Common Stock in the Subscription Offering. Prospectuses and order forms will also be made available (if and when a Direct Community Offering is held) for use by Persons to whom shares of Holding Company Common Stock are offered in the Direct Community Offering.

6.2. Order Forms. Each order form will be preceded or accompanied by the prospectus describing the Stock Holding Company, the Bank, the Holding Company Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

6.2.1 A specified date by which all order forms must be received by the Stock Holding Company, which date shall be not less than twenty (20) nor more than forty five (45) days following the date on which the order forms are mailed by the Stock Holding Company, and which date will constitute the expiration of the Subscription Offering, unless extended;

6.2.2 The Subscription Price per share for shares of Holding Company Common Stock to be sold in the Offering;

6.2.3 A description of the minimum and maximum number of shares of Holding Company Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Offering;

6.2.4 Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Holding Company Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

6.2.5 An acknowledgment that the recipient of the order form has received a copy of the prospectus before execution of the order form;

6.2.6 A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Stock Holding Company within the Subscription Offering period such properly completed and executed order form, together with a personal check, money order or bank draft in the full amount of the purchase price as specified in the order form for the shares of Holding Company Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the Deposit Account at the Bank maintained by such Person, but only if the MHC elects to permit such withdrawals from the type of such Deposit Account); and

6.2.7 A statement to the effect that the executed order form, once received by the Stock Holding Company, may not be modified or amended by the subscriber without the consent of the Stock Holding Company.

Notwithstanding the above, the Stock Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or faxed order forms.

6.3. Undelivered, Defective, Early or Late Order Form; Insufficient Payment. If order forms (a) are not delivered for any reason or are returned undelivered to the MHC by the United States Postal Service, (b) are not received by the Stock Holding Company or are received by the Stock Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Holding Company Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed order form within the time period specified thereon; provided, however, that the Stock Holding Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Stock Holding Company may specify, and all interpretations by the MHC and the Stock Holding Company of terms and conditions of this Plan and of the order forms will be final.

6.4. Payment for Stock.

6.4.1 All payments for Holding Company Common Stock subscribed for or ordered in the Subscription Offering and the Community Offering must be delivered in full to the Stock Holding Company, together with a properly completed and executed order form (except in the case of the Syndicated Community Offering in which case an order form may or may not be required in connection with subscriptions), on or before the expiration date specified on the order form, unless such date is extended by the MHC and the Stock Holding Company; provided, however, that if any Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Holding Company Common Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion, provided, further, that, in the case of the ESOP there is in force from the time of its subscription until the consummation of the Conversion, a loan commitment to lend to the ESOP, at such time, the aggregated Subscription Price of the shares for which it subscribed. Payment for Holding Company Common Stock may also be made by a participant in an Employee Plan causing funds held for such participant’s benefit by an Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Holding Company Common Stock.

6.4.2 Payment for Holding Company Common Stock shall be made either by personal check, bank draft, money order or cash, or if a purchaser has a Deposit Account in the Bank (and if the MHC has elected to permit such withdrawals from the type of Deposit Account maintained by such Person), such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Deposit Account at the Bank in an amount equal to the aggregate purchase price of such shares. Wire transfers may be accepted at the sole discretion of the Stock Holding Company. Any authorized withdrawal, whether from a savings, passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser pending consummation of the Conversion or expiration of the 45-day period (or such longer period as may be approved by the Commissioner) following termination of the Subscription Offering, whichever occurs first. After consummation of the Conversion, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on checks, money orders and bank drafts will be paid by the Bank at the Bank’s passbook rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Conversion will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

ARTICLE 7.

Stock Purchase Priorities and Offering Alternatives

7.1. Priorities for Offering. All purchase priorities established by this Article 7 shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Article 8 of the Plan. In addition to the priorities set forth in this Article 7, the MHC may establish other priorities for the purchase of Holding Company Common Stock, subject to the approval of the Commissioner and of the FRB, if required. The priorities for the purchase of shares in the Conversion are set forth in the following Sections.

7.2. Certain Determinations. All interpretations or determinations of whether prospective purchasers are “residents,” “Associates,” or “Acting in Concert,” or whether any purchase conflicts with the purchase limitations in the Plan or otherwise violates any provision of the Plan, and any other interpretations of any and all other provisions of the Plan shall be made by and at the sole discretion of the Stock Holding Company, and may be based on whatever evidence the Stock Holding Company may choose to use in making any such determination; provided, however, that the determination of whether a group is Acting in Concert remains subject to review by the Division. Such determination shall be conclusive, final and binding on all Persons and the Stock Holding Company may take any remedial action, including without limitation rejecting the purchase or referring the matter to the Commissioner for action, as in its sole discretion the Stock Holding Company may deem appropriate.

7.3. Minimum Purchase; No Fractional Shares. The minimum purchase by any Person shall be twenty five (25) shares (to the extent that shares of Holding Company Common Stock are available for purchase); provided, however, that the aggregate purchase price for any minimum share purchase shall not exceed $500. No fractional shares will be allocated or issued.

7.4. Overview of Priorities. In descending order of priority, the opportunity to purchase Holding Company Common Stock shall be given in the Subscription Offering to: (a) Eligible Account Holders; (b) Supplemental Eligible Account Holders; (c) Tax-Qualified Employee Plans; and (d) Employees, Officers, Directors and Corporators. Any shares of Holding Company Common Stock that are not subscribed for in the Subscription Offering at the discretion of the Stock Holding Company may be offered for sale in a Direct Community Offering and/or a Syndicated Community Offering on terms and conditions and procedures satisfactory to the Stock Holding Company. Alternatively, if feasible, any shares of Holding Company Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the MHC and the Stock Holding Company.

7.5. Priorities For Subscription Offering.

7.5.1 First Priority: Eligible Account Holders. Subject to approval of the Plan by the Corporators and the receipt of approval from the Commissioner, and the FRB if necessary, to offer the Holding Company Common Stock for sale, each Eligible Account Holder shall receive, without payment therefor, nontransferable subscription rights on a first priority basis to subscribe for a number of shares of Holding Company Common Stock equal to the greater of (a) the quotient obtained by dividing the Individual Maximum Purchase Limit (as such term is defined in Section 8.2 hereof) by the per share Subscription Price, (b) one-tenth of one percent (0.10%) of the shares offered in the Conversion, or (c) fifteen (15) times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Holding Company Common Stock to be sold in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares of Holding Company Common Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares of Holding Company Common Stock will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Unless the Bank Regulators permit otherwise, subscription rights to purchase Holding Company Common Stock received by Officers, Directors and Corporators of the MHC and the Bank and the Associates of such persons that are based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he had an ownership interest as of the Eligibility Record Date.

7.5.2 Second Priority: Supplemental Eligible Account Holders. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, and if a Supplemental Eligibility Record Date is established, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for a number of shares of Holding Company Common Stock equal to the greater of (a) the quotient obtained by dividing the Individual Maximum Purchase Limit by the per share Subscription Price, (b) one-tenth of one percent (0.10%) of the shares offered in the Conversion, or (c) fifteen (15) times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Holding Company Common Stock to be sold in the Offering by (2) a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders subscribe for a number of shares of Holding Company Common Stock which, when added to the shares subscribed for by Eligible Account Holders, exceed available shares, the available shares of Holding Company Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares of Holding Company Common Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposit on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

7.5.3 Third Priority: Tax-Qualified Employee Plans. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, if any, the Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Holding Company Common Stock issued in the Conversion. If the total number of shares of Holding Company Common Stock offered in the Conversion is increased to an amount greater than the Range Maximum, the Tax-Qualified Employee Plans shall have a priority right to purchase any such shares exceeding the Range Maximum (up to the aggregate of 10% of Holding Company Common Stock to be issued in the Conversion). The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director, Officer or Corporator of the MHC or any Director or Officer of the Stock Holding Company or the Bank. Alternatively, if permitted by the Bank Regulators, the Tax-Qualified Employee Plans may purchase all or a portion of such shares in the open market after the completion of the Conversion.

7.5.4 Fourth Priority: Employees, Officers, Directors and Corporators. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, Supplemental Eligible Account Holders and Tax-Qualified Employee Plans, each employee, Officer, Director and Corporator of the MHC and each employee, Officer and Director of the Bank at the time of the Offering who is not eligible in the first or second priority categories will receive, without payment therefor, subject to the overall purchase limitations, non-transferable subscription rights to purchase up to 40,000 shares ($400,000) of Holding Company Common Stock; provided, however, that the aggregate number of shares that may be purchased by employees, Officers, Directors and Corporators and their Associates in the Conversion shall be limited to 25% of the total number of shares of Holding Company Common Stock sold in the Offering (including shares purchased by employees, Officers, Directors and Corporators under this priority and under the preceding priority categories, but not including shares purchased by the Tax-Qualified Employee Plans). If persons in this category subscribe for more shares than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis as determined by the MHC, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order.

7.6. Priorities for Direct Community Offering.

7.6.1 Any shares of Holding Company Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This will involve an offering of all unsubscribed shares of Holding Company Common Stock directly to the general public. The Direct Community Offering, if any, shall commence concurrently with, during or promptly after the Subscription Offering. The Stock Holding Company may use broker, dealer or an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Direct Community Offering. The Stock Holding Company may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Direct Community Offering and may also reimburse such firm or firms for reasonable expenses incurred in connection with the sale. The Holding Company Common Stock will be offered and sold in the Direct Community Offering in accordance with the Regulations, so as to achieve the widest distribution of the Holding Company Common Stock. In making the Direct Community Offering, the Bank will give preference to natural persons (including trusts of natural persons) residing in the Local Community. No Person may subscribe for or purchase more than the Individual Maximum Purchase Limit of Holding Company Common Stock in the Direct Community Offering. The Stock Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 7.6.

7.6.2 In the event of an oversubscription for shares in the Direct Community Offering, available shares will be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the Local Community, and second to the general public, so that each such Person may receive 100 shares, and thereafter, on a pro rata basis to such Persons based on the amount of their respective subscriptions or on such other reasonable basis as may be determined by the Stock Holding Company. If oversubscription does not occur among natural Persons residing in the Local Community, orders accepted in the Direct Community Offering shall be filled up to a maximum not to exceed 2% of the Holding Company Common Stock, and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The Bank may use deposit or loan records or such other evidence provided to it to determine whether a Person is a Resident of the Local Community. In all cases, however, such a determination shall be in the sole discretion of the Stock Holding Company.

7.6.3 If:

(i) aggregate subscriptions for shares totaling at least the Range Minimum are not received in the Subscription Offering and Direct Community Offering, and the Stock Holding Company, in its sole discretion, determines that neither a Syndicated Community Offering nor a Firm Commitment Underwritten Offering is in the best interests of the Stock Holding Company; or

(ii) aggregate subscriptions and orders totaling at least the Range Minimum are not received in the Subscription Offering, Direct Community Offering and the Syndicated Community Offering or Firm Commitment Underwritten Offering;

then the Stock Holding Company may, in its sole discretion, apply unsubscribed / unordered Holding Company Common Stock in any manner that facilitates the completion of the Conversion, subject to any approval required by the Bank Regulators.

7.7. Syndicated Community Offering or Firm Commitment Underwritten Offering.

7.7.1 Any shares of Holding Company Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Stock Holding Company in a manner intended to achieve the widest distribution of the Holding Company Common Stock subject to the rights of the Stock Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than the Individual Maximum Purchase Limit of Holding Company Common Stock. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within forty five (45) days after the termination of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the Stock Holding Company and the Marketing Agent. Such agreement shall be filed with the FRB (if required), the Division and the SEC.

7.7.2 Alternatively, if feasible, any shares of Holding Company Common Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the MHC and the Stock Holding Company, subject to the right of the Stock Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time.

ARTICLE 8.

Additional Limitations on Purchases

8.1. General. Purchases of Holding Company Common Stock in the Conversion will be subject to the purchase limitations set forth in this Article 8.

8.2. Individual Maximum Purchase Limit. This Section 8.2 sets forth the “Individual Maximum Purchase Limit.” No Person, through one or more qualifying deposit accounts, or Persons exercising subscription rights through a single qualifying deposit account held jointly, may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering or Firm Commitment Underwritten Offering) more than $400,000 of Holding Company Common Stock, except that: (a) the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Individual Maximum Purchase Limit to up to 5% of the number of shares of Holding Company Common Stock offered in the Offering or (ii) decrease such Individual Maximum Purchase Limit to no less than one-tenth of one percent (0.10%) of the number of shares of Holding Company Common Stock offered in the Conversion; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the Conversion shares issued in the Conversion (including shares issued in the event of an increase in the Range Maximum of 15%). If the Stock Holding Company increases the Individual Maximum Purchase Limit (as permitted by this Section 8.2), subscribers in the Subscription Offering who ordered the previously effective maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Holding Company Common Stock under this provision will be determined by the Stock Holding Company, in its sole discretion. If the Individual Maximum Purchase Limit is increased to 5% of the number of Offering Shares, such limitation may be further increased to 9.99% of the Conversion Shares; provided, however, that orders for Holding Company Common Stock exceeding 5% of the Offering Shares shall not exceed in the aggregate 10% of the Offering Shares. Requests to purchase additional shares of the Holding Company Common Stock if the purchase limitation is so increased will be determined by the Board of Directors of the Stock Holding Company in its sole discretion.

8.3. Group Maximum Purchase Limit. This Section 8.3 sets forth the “Group Maximum Purchase Limit.” No Person and his or her Associates or group of Persons Acting in Concert, may purchase in the Offering (including the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering or Firm Commitment Underwritten Offering) more than $600,000 of Holding Company Common Stock, except that: (a) the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (i) increase such Group Maximum Purchase Limit to up to 5% of the number of shares of Holding Company Common Stock offered in the Offering or (ii) decrease such Group Maximum Purchase Limit to no less than one-tenth of one percent (0.10%) of the number of shares of Holding Company Common Stock offered in the Conversion; and (b) Tax-Qualified Employee Plans may purchase up to 10% of the Conversion Shares issued in the Conversion. Notwithstanding the foregoing, if the Stock Holding Company increases the Individual Maximum Purchase Limit (as permitted by Section 8.2) to a number in excess of the Group Maximum Purchase Limit established by this Section 8.3, the Group Maximum Purchase Limit shall automatically be increased so as to be equal to the Individual Maximum Purchase Limit, as adjusted. The maximum number of shares of Holding Company Common Stock that may be subscribed for or purchased in all categories of the Offering by any Person or Participant together with any Associate or group or Persons Acting in Concert shall not exceed 9.9% of the shares of Conversion Shares; provided, however, that this limitation shall not apply to the Employee Plans.

8.4. Purchases by Officers, Directors and Corporators. The aggregate number of shares of Holding Company Common Stock to be purchased in the Offering by Officers, Directors and Corporators of the MHC and by Officers and Directors of the Bank (and their Associates) shall not exceed 25% of the total number of the Conversion Shares.

8.5. Special Rule for Tax-Qualified Employee Plans. Shares of Holding Company Common Stock purchased by any individual participant in a Tax-Qualified Employee Plan (“Plan Participant”) using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder (if any) shall not be deemed to be purchases by a Tax-Qualified Employee Plan for purposes of calculating the maximum amount of Holding Company Common Stock that Tax-Qualified Employee Plans may purchase pursuant to this Plan, if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.

8.6. Illegal Purchases. Notwithstanding any other provision of the Plan, no Person shall be entitled to purchase any Holding Company Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority. The Stock Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

8.7. Rejection of Orders. The Stock Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Stock Holding Company believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

8.8 Subscribers in Non-Qualified States or in Foreign Countries. The Stock Holding Company, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the Holding Company Common Stock in states in which the offers and sales comply with such states’ securities laws. However, no Person will be offered or allowed to purchase any Holding Company Common Stock under the Plan if he or she resides (a) in a foreign country or (b) in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to purchase shares under the Plan reside in such state; (ii) the offer or sale of shares of Holding Company Common Stock to such Persons would require the Stock Holding Company or its Employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

8.9. No Offer to Transfer Shares. Before the consummation of the Conversion, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Holding Company Common Stock, except pursuant to the Plan. The following shall not constitute impermissible transfers under this Plan. Any Person having subscription rights in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder (if any) may exercise such subscription rights by causing a tax-qualified plan to make such purchase using funds allocated to such Person in such tax-qualified plan if such individual plan participant controls or directs the investment authority with respect to such account or subaccount. A tax-qualified plan that maintains an Eligible Deposit Account in the Bank as trustee for or for the benefit of a Person who controls or directs the investment authority with respect to such account or subaccount (“Beneficiary”) may, in exercising its subscription rights, direct that the Holding Company Common Stock be issued in the name of such individual Beneficiary in his individual capacity.

8.10. Confirmation by Purchasers. Each Person ordering Holding Company Common Stock in the Conversion will be deemed to confirm that such purchase does not conflict with the purchase limitations in the Plan.

ARTICLE 9.

Post Offering Matters

9.1. Stock Purchases After the Conversion. For a period of three (3) years after the proposed Conversion, no Officer or Director of the Stock Holding Company or the Bank, or his or her Associates, may purchase, without the prior written approval of the Commissioner, any Holding Company Common Stock except from a broker-dealer registered with the SEC; provided, however, that the foregoing shall not apply to (a) negotiated transactions involving more than 1% of the outstanding Holding Company Common Stock, or (b) purchases of stock made by and held by or otherwise made pursuant to any Employee Plan of the Bank or the Stock Holding Company even if such stock is attributable to Officers, Directors or their Associates.

9.2. Resales of Stock by Management Persons. Holding Company Common Stock purchased in the Conversion by Officers, Directors and Corporators of the MHC and by Officers and Directors of the Bank or the Stock Holding Company may not be resold for a period of at least one year following the date of purchase, except in the case of death or substantial disability, as determined by the Commissioner, of such person, or upon the written approval of the Commissioner.

9.3. Stock Certificates. All shares of Conversion Stock will be issued in book entry form. Stock certificates will not be issued. Appropriate instructions shall be issued to the Stock Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock set forth in Section 9.2 hereof. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock shall be subject to the same restrictions as apply to the restricted stock.

9.4. Restriction on Financing Stock Purchases. The Stock Holding Company and the Bank are prohibited from knowingly making any loans or granting any lines of credit for the purpose of purchasing Holding Company Common Stock in the Conversion; provided, however, that the Stock Holding Company, or a subsidiary thereof, may loan funds to the ESOP for the purchase of up to 10% of the Conversion Shares issued in the Conversion.

9.5. Stock Benefit Plans. The Board of Directors of the Bank and/or the Board of Directors of the Stock Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers and Directors of the Bank and Stock Holding Company, including an ESOP, an employer stock fund option in a 401(k) plan, stock award plans and stock option plans, which will be authorized to purchase Conversion Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Conversion Stock in the Conversion subject to the purchase priorities set forth in the Plan. Pursuant to the Regulations, the Stock Holding Company may authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the Conversion Stock to be issued. The Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Conversion Stock or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock after the completion of the Conversion, provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements.

9.6. Market for Holding Company Common Stock. If, at the close of the Conversion, the Stock Holding Company has more than three hundred (300) stockholders of any class of stock, the Stock Holding Company shall use its best efforts to:

9.6.1 Encourage and assist a Market Maker to establish and maintain a market for that class of stock;

9.6.2 List that class of stock on a national or regional securities exchange, including the Nasdaq Stock Market; and

9.6.3 Register the Holding Company Common Stock with the SEC pursuant to the Exchange Act, and undertake not to deregister such Holding Company Common Stock for a period of three (3) years thereafter.

9.7. Establishment of Liquidation Accounts.

9.7.1 The Stock Holding Company shall establish the Stock Holding Company Liquidation Account at the time of the Conversion in an amount equal to the MHC’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion. Following the Conversion, the Stock Holding Company Liquidation Account will be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his or her Deposit Account, hold a related inchoate interest in a portion of the Stock Holding Company Liquidation Account balance in relation to his or her Deposit Account balance at the Eligibility Record Date or the Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided. The Stock Holding Company also shall cause the Bank to establish and maintain a liquidation account (the “Bank Liquidation Account” and, collectively with the Stock Holding Company Liquidation Account, the “Liquidation Accounts”) for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. The function of the Liquidation Accounts is to establish a priority on liquidation and, except as otherwise provided in this Section 9.7, the existence of the Liquidation Accounts shall not operate to restrict the use or application of any of the net worth accounts of the Bank or the Stock Holding Company. The initial balance of the Liquidation Accounts shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with the Regulations.

9.7.2 In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Stock Holding Company (and only in such event), following all liquidation payments to creditors (including those to depositors to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be entitled to receive a liquidating distribution from the Stock Holding Company Liquidation Account, in the amount of the then-adjusted subaccount balances for his or her deposit accounts then held, before any liquidating distribution may be made to any holders of the Stock Holding Company’s capital stock. No merger, consolidation, reorganization, or purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Stock Holding Company and/or the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Stock Holding Company Liquidation Account shall be assumed by the surviving holding company or institution.

9.7.3 In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Stock Holding Company (and only in such event), following all liquidation payments to creditors of the Bank (including those to Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Stock Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund the obligations under the Stock Holding Company Liquidation Account, the Bank with respect to the Bank Liquidation Account shall immediately pay directly to each Eligible Account Holder and Supplemental Eligible Account Holder (if any) an amount necessary to fund the Stock Holding Company’s remaining obligation under the Stock Holding Company Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Stock Holding Company’s creditors. Each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be entitled to receive a distribution from the Stock Holding Company Liquidation Account, in the amount of the then adjusted subaccount balance for his Deposit Account then held, before any distribution may be made to any holders of the Stock Holding Company’s capital stock.

9.7.4 In the event of a complete liquidation of the Stock Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Stock Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder (if any) shall be treated as surrendering such Person’s rights to the Stock Holding Company Liquidation Account and receiving from the Stock Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Stock Holding Company Liquidation Account (except that the Stock Holding Company shall cease to exist).

9.7.5 The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder (if any) shall be determined by multiplying the opening balance in the Bank Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder’s or Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and

Supplemental Eligible Account Holders. For Deposit Accounts in existence on both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased by additional Deposits, but shall be subject to downward adjustment as described below. The initial subaccount balance in the Stock Holding Company Liquidation Account for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder (if any) shall be determined in the same manner as their interest in the Bank Liquidation Account is determined.

9.7.6 If, at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder (if any) is less than the lesser of: (a) the balance in the Deposit Account at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements after the Eligibility Record Date or Supplemental Eligibility Record Date (if established), or (b) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date (if established), then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance, in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section 9.7, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance in the Stock Holding Company Liquidation Account may be made only in the event of a complete liquidation of the Stock Holding Company after the Conversion and only out of funds available for such purpose after payment of all creditors.

9.7.7 The creation and maintenance of the Stock Holding Company Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Stock Holding Company or the Bank, except that neither the Stock Holding Company nor the Bank shall (i) declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the Stock Holding Company Liquidation Account and the Bank Liquidation Account, as applicable, or (ii) the regulatory capital requirements of the Stock Holding Company (to the extent applicable) or the Bank. Neither the Stock Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account and the Bank Liquidation Account, respectively. Eligible Account Holders and Supplemental Eligible Account Holders (if any) do not retain any voting rights in either the Stock Holding Company or the Bank based on their liquidation subaccounts.

9.7.8 The amount of the Stock Holding Company Liquidation Account shall equal at all times the amount of the Bank Liquidation Account, and in no event will any Eligible Account Holder or Supplemental Eligible Account Holder (if any) be entitled to a distribution exceeding such holder’s subaccount balance in the Stock Holding Company Liquidation Account or Bank Liquidation Account. A distribution to an Eligible Account Holder or Supplemental Eligible Account Holder (if any) from the Stock Holding Company Liquidation Account will extinguish the right of the Eligible Account Holder or Supplemental Eligible Account Holder (if any) to receive a distribution from the Bank Liquidation Account.

9.7.9 For the three (3)-year period following the completion of the Conversion, the Stock Holding Company will not without prior approval of the Commissioner and the FRB: (i) sell or liquidate the Stock Holding Company, or (ii) cause the Bank to be sold or liquidated. At any time after two years from the completion of the Conversion, the Stock Holding Company shall eliminate or transfer the Stock Holding Company Liquidation Account to the Bank and the Stock Holding Company Liquidation Account shall be assumed by the Bank, at which time the interests of Eligible Account Holders and Supplemental Eligible Account Holders (if any) will be solely and exclusively established in the Bank Liquidation Account, provided that, if required, such transfer shall be approved by the FRB. In the event such transfer occurs, the Stock Holding Company Liquidation Account shall become the liquidation account of the Bank and shall not be subject in any manner or amount to the claims of the Stock Holding Company’s creditors. Approval of the Plan by the Corporators shall constitute approval of the transactions described therein.

9.8. Payment of Dividends. Neither the Stock Holding Company nor the Bank may declare or pay a cash dividend on its common stock if such dividend would cause its regulatory capital to be reduced below applicable capital requirements or the amount required to maintain its respective liquidation account. Otherwise, the Bank and the Stock Holding Company may declare dividends in accordance with applicable laws and regulations.

9.9. Repurchase of Stock. Based upon facts and circumstances following the Conversion and subject to applicable regulatory and accounting requirements, the Board of Directors of the Stock Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (a) market and economic factors such as the price at which the Holding Company Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Stock Holding Company’s return on equity; (b) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or the purchase of shares by the ESOP if the ESOP is unable to acquire shares in the Subscription Offering, or to fund any stock plans adopted after the consummation of the Conversion; and (c) any other circumstances in which repurchases would be in the best interests of the Stock Holding Company and its shareholders.

9.10. Conversion Expenses. The Regulations require that the expenses of the Conversion must be reasonable. The MHC will use its best efforts to assure that the expenses incurred by the MHC and the Stock Holding Company in effecting the Conversion will be reasonable.

9.11. Public Inspection of Conversion Application. The MHC and the Bank will maintain a copy of the non-confidential portion of the Application at the main banking office of the Bank, and such copy will be available for public inspection.

9.12. Enforcement of Terms and Conditions. Each of the MHC and the Stock Holding Company shall have the right to take all such action as they, in its sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in the Plan, and the terms, conditions, limitations and restrictions contained in the order forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the MHC and the Stock Holding Company, of such Person’s eligibility to subscribe for or purchase shares of the Holding Company Common Stock under the terms of the Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Holding Company Common Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the MHC, the Stock Holding Company, the Bank and their Boards of Directors, Officers and Employees, the MHC’s Corporators and their agents shall be free from any liability to any Person on account of any such action.

9.13. Voting Rights in Converted Stock Holding Company. Following the Conversion, the holders of the capital stock of the Stock Holding Company shall have exclusive voting rights in the Stock Holding Company.

9.14. Restrictions on Acquisition of Bank and Stock Holding Company.

9.14.1 The charter of the Bank may contain a provision stipulating that no person, except the Stock Holding Company, for a period of three (3) years following the closing date of the Conversion, may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security of the Bank, without the prior written notice to the Bank and prior approval of the Commissioner and the FRB and shares beneficially owned in violation of the above-described charter provision shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. In addition, special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors, and stockholders shall not be permitted to cumulate their votes for the election of Directors.

9.14.2 For a period of three (3) years from the date of consummation of the Conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Stock Holding Company without prior written notice to the Stock Holding Company and prior written approval of the Commissioner and the FRB and shares beneficially owned in violation of the above-described ownership limitation shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to stockholders for a vote. Nothing in this Plan shall prohibit the Stock Holding Company from taking actions permitted under 12 C.F.R. 239.63(f) or 209 CMR 33.08(6).

9.14.3 The Articles of Incorporation of the Stock Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the Articles of Incorporation and Bylaws of the Stock Holding Company may contain provisions which provide for, or prohibit, as the case may be, staggered terms of the Directors, noncumulative voting for Directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

9.14.4 For the purposes of this Section 9.14:

(1)	the term “person” includes an individual, a firm, a corporation or other entity;

(2)	the term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)	the term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)	the term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)(1).

ARTICLE 10.

Miscellaneous

10.1. Interpretation of Plan. All interpretations of the Plan and application of its provisions to particular circumstances by the MHC and Stock Holding Company shall be final, subject to the authority of the Commissioner and the FRB. When a reference is made in this Plan to Sections or an Exhibit, such reference shall be to a Section of or Exhibit to the Plan unless otherwise indicated. The recitals hereto constitute an integral part of the Plan. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents and headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation”.

10.2. Amendment or Termination of the Plan. If deemed necessary or desirable, the terms of the Plan may be substantively amended by a majority vote of the members of the Board of Directors as a result of comments from regulatory authorities at any time before approval of the Plan by the Commissioner and the FRB and at any time thereafter with the concurrence of the Commissioner and the FRB. If amendments to the Plan (including the agreement of merger which is an exhibit to the Plan) are made after the Special Meeting of Corporators, no further approval of the Corporators will be necessary unless otherwise required by the Commissioner or the FRB. The Plan may be terminated by the Board of Directors in its sole discretion, at any time before the Special Meeting of Corporators and at any time thereafter with the concurrence of the Commissioner and the FRB. The Plan will terminate if the sale of all shares of Holding Company Common Stock is not completed within twenty-four (24) months from the date of approval of the Plan by the Board of Directors.

Adopted by the Board of Directors: March 11, 2025

AGREEMENT AND PLAN OF MERGER BETWEEN

ASSABET VALLEY BANCORP AND AVBHM INTERIM MERGER

SUBSIDIARY, INC.

THIS AGREEMENT AND PLAN OF MERGER, dated as of     , 2025 (the “Merger Agreement”), is made by and between Assabet Valley Bancorp (the “MHC”) and AVBHM Interim Merger Subsidiary, Inc. (the “Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion of Assabet Valley Bancorp (the “Plan”) unless otherwise defined herein.

R E C I T A L S:

1. The MHC is a Massachusetts mutual holding company that owns 100% of the outstanding common stock of the Company.

2. The Company is a stock corporation organized under Massachusetts law and a a first-tier stock subsidiary of the MHC.

3. The MHC’s Board of Trustees and the Company’s Board of Directors have approved this Merger Agreement whereby the MHC shall merge with and into the Company, with the Company as the resulting corporation (the “Merger”), and have authorized the execution and delivery of this Merger Agreement.

4. As a result of the Merger, the Bank will become a wholly owned subsidiary of the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the Effective Date of the Merger, the MHC shall merge with and into the Company, with the Company as the resulting corporation (the “Resulting Corporation”), whereby the shares of Company common stock owned by the MHC will be canceled and persons having liquidation interests in the MHC will constructively receive liquidation interests in the Company in exchange for their liquidation interests in the MHC.

2. Effectiveness and Effective Date. The Merger shall not be effective unless and until: (i) the Plan is approved by the Division of Banks of the Commonwealth of Massachusetts; (ii) the Conversion is approved by the Division of Banks of the Commonwealth of Massachusetts and the Board of Governors of the Federal Reserve System; (iii) the Plan and this Merger Agreement are approved by the MHC as the sole stockholder of the Company; and (iv) Articles of Merger shall have been filed with the Secretary of the Commonwealth of Massachusetts and Maryland State Department of Assessments and Taxation with respect to the Merger. The Merger shall become effective on such date and at such time as specified in the filing accepted by the Massachusetts Division of Banks.

3. Name. The name of the Resulting Corporation shall be AVBHM Interim Merger Subsidiary, Inc.

4. Offices. The main office of the Resulting Corporation shall be at 42 Main Street, Hudson, Massachusetts 01749.

5. Articles of Organization and Bylaws. The Articles of Organization and Bylaws of the Company, as in effect immediately before the Effective Date, shall be the Articles of Organization and Bylaws of the Resulting Corporation.

6. Directors and Officers. The directors and officers of the Company immediately before the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

7. Rights and Duties of the Resulting Corporation. At the Effective Date, the MHC shall merge with the Company, with the Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a Massachusetts corporation as provided in its Articles of Organization. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the MHC and the Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the MHC and the Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the MHC and the Company immediately before the Merger, including liabilities for all debts, obligations and contracts of the MHC and the Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the MHC or the Company. All rights of creditors and other obligees and all liens on property of the MHC and the Holding Company shall be preserved and shall not be released or impaired.

8. Rights of Stockholders. At the Effective Date, the shares of Company common stock owned by the MHC will be canceled and persons having liquidation interests in the MHC will constructively receive liquidation interests in the Company in exchange their liquidation interests in the MHC.

9. Other Terms. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Merger Agreement and the Conversion.

[Signature page follows]

A-2

IN WITNESS WHEREOF, the MHC and the Holding Company have caused this Merger Agreement to be executed as of the date first above written.

Assabet Valley Bancorp
ATTEST:

By:
Linda P. Marrone		Robert D. Cozzone
Clerk		President and Chief Executive Officer

AVBHM Interim Merger Subsidiary, Inc.
ATTEST:

By:
Linda P. Marrone		Robert D. Cozzone
Clerk		President and Chief Executive Officer

A-3

AGREEMENT AND PLAN OF MERGER BETWEEN

AVBHM INTERIM MERGER SUBSIDIARY, INC. AND AVIDIA BANCORP, INC.

THIS AGREEMENT AND PLAN OF MERGER, dated as of      , 2025 (the “Merger Agreement”), is made by and between AVBHM Interim Merger Subsidiary, Inc. (the “Company”) and Avidia Bancorp, Inc. (the “Stock Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion of Assabet Valley Bancorp (the “Plan”) unless otherwise defined herein.

R E C I T A L S:

1. The Company is a Massachusetts stock corporation that owns 100% of the outstanding common stock of Avidia Bank, a Massachusetts-chartered savings bank (the “Bank”).

2. The Stock Holding Company is a stock corporation under the laws of the State of Maryland.

3. The Boards of Directors of the Company and the Stock Holding Company have approved this Merger Agreement whereby the Company shall merge with and into the Stock Holding Company, with the Stock Holding Company as the resulting corporation (the “Merger”), and have authorized the execution and delivery of this Agreement.

4.  Immediately before the Merger, Assabet Valley Bancorp, a Massachusetts mutual holding company (the “MHC”) and the owner of 100% of the capital stock of the Bank, merged with and into the Company, with the Company as the resulting entity (the “MHC Merger”), whereby the shares of Company common stock owned by the MHC were cancelled and persons having liquidation interests in the MHC constructively received liquidation interests in the Company in exchange for their liquidation interests in the MHC.

5. As a result of the Merger, the Bank shall become the wholly owned subsidiary of the Stock Holding Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. At and on the Effective Date of the Merger, the Company will merge with and into the Stock Holding Company, with the Stock Holding Company as the resulting corporation (the “Resulting Corporation”), whereby the Bank will become the wholly owned subsidiary of the Stock Holding Company. As part of the Merger, persons who had liquidation interests in the MHC who constructively received liquidation interests in the Company as part of the MHC Merger, will exchange their liquidation interests in the Company for interests in the Stock Holding Company Liquidation Account.

2. Effectiveness and Effective Date. The Merger shall not be effective until and unless: (i) the Plan is approved by the Division of Banks of the Commonwealth of Massachusetts; (ii) the Conversion is approved by the Division of Banks of the Commonwealth of Massachusetts and the Board of Governors of the Federal Reserve System; (iii) the Plan and

this Merger Agreement are approved by the MHC as the sole stockholder of the Company; (iv) Articles of Merger shall have been filed with the Secretary of the Commonwealth of Massachusetts and Maryland State Department of Assessments and Taxation with respect to the Merger. The Merger shall become effective on such date and at such time as specified in the filing accepted by the Massachusetts Division of Banks.

3. Name. The name of the Resulting Corporation shall be Avidia Bancorp, Inc.

4. Offices. The main office of the Resulting Corporation shall be at 42 Main Street, Hudson, Massachusetts 01749.

5. Articles of Organization and Bylaws. The Articles of Incorporation and Bylaws of the Stock Holding Company, as in effect immediately before the Effective Date, shall be the Articles of Incorporation and Bylaws of the Resulting Corporation immediately after the Effective Date.

6. Directors and Officers. The directors and officers of the Stock Holding Company immediately before the Effective Date shall be the directors and officers of the Resulting Corporation immediately after the Effective Date.

7. Rights and Duties of the Resulting Corporation. At the Effective Date, the Company shall merge with the Stock Holding Company, with the Stock Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a Maryland corporation as provided in its Articles of Incorporation. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Company and the Stock Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Company and the Stock Holding Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Company and the Stock Holding Company immediately before the Merger, including liabilities for all debts, obligations and contracts of the Company and the Stock Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Company or the Stock Holding Company. The stockholders of the Stock Holding Company shall possess all voting rights with respect to the shares of capital stock of the Resulting Corporation. All rights of creditors and other obligees and all liens on property of the Company and the Stock Holding Company shall be preserved in the Resulting Corporation and shall not be released or impaired.

8. Rights of Stockholders. At the Effective Date, persons who had liquidation interests in the MHC and who constructively received liquidation interests in the Company in exchange for their liquidation interests in the MHC as part of the MHC Merger, will exchange their liquidation interests in the Company for interests in the Stock Holding Company Liquidation Account.

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9. Other Terms. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Merger Agreement and the Conversion.

[Signature page follows]

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IN WITNESS WHEREOF, the Company and the Stock Holding Company have caused this Merger Agreement to be executed as of the date first above written.

AVBHM Interim Merger Subsidiary, Inc.
ATTEST:

By:
Linda P. Marrone		Robert D. Cozzone
Clerk		President and Chief Executive Officer

Avidia Bancorp, Inc.
ATTEST:

By:
Linda P. Marrone		Robert D. Cozzone
Clerk		President and Chief Executive Officer

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